SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 1, 2006

Date of Report (Date of earliest event reported)

Northern California Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-27666	77-0421107
(Commission File Number)	(IRS Employer Identification No.)

601 Munras Avenue	93940
(Address of Principal Executive Office)	(Zip Code)

831-649-4600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2006 Monterey County Bank, a wholly owned subsidiary of Northern California Bancorp, Inc., entered into an agreement with GC Acquisitions, LLC (“GCA”), the owner of a portfolio of consumer credit card contracts and receivables, under which the Bank will offer MasterCard® credit cards to qualifying GCA contract holders. GCA will, through its affiliates, agents and vendors, establish new credit card accounts with the Bank for certain of its existing credit card contract holders, service the credit card accounts and own the receivables generated from the accounts. GCA will maintain reserve deposits with the Bank based on cardholder activity and available credit. The initial card issuance is projected to begin in April 2006 with the number of cards to be issued estimated at approximately two hundred fifty thousand (250,000). The Bank’s revenues from the program will be dependent on the number of cards in the portfolio and the amount of reserve deposits maintained.

 Charles T. Chrietzberg, Jr., Chairman, President and CEO of Northern California Bancorp, Inc. and its subsidiary Monterey County Bank stated, “We are very pleased to have the opportunity to work with GCA on a program which will be very beneficial to all parties. This program will further the Bank’s efforts to both increase and diversify its non-interest income.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 1, 2006	Northern California Bancorp, Inc.
		By:	s/ Bruce N. Warner
Executive Vice President &
Chief Financial Officer